Immediate Release
January 15, 2009

Rochester Medical Announces Settlement With TYCO Healthcare Group, L.P., Now Operating as
Covidien Ltd.

Stewartville, MN January 15, 2009

Rochester Medical Corporation (NASDAQ:ROCM) today announced that Covidien Ltd. and Rochester Medical have reached a settlement to the litigation which Rochester Medical filed on March 16, 2004 against C.R. Bard, Inc; TYCO International (US) Inc.; TYCO Healthcare Group, L.P.; Novation, LLC; VHA Inc.; and Premier Purchasing Partners L.P. (Premier).

Under the terms of the settlement, Rochester Medical, represented by The Lanier Law Firm P.C. and Patton, Tidwell, & Schroeder, L.L.P., is dismissing TYCO International (US) Inc.; TYCO Healthcare Group, L.P. and Covidien Ltd. from the litigation with prejudice, and Covidien Ltd. is paying Rochester Medical a total of $3,500,000 out of which Rochester Medical will pay approximately $2,500,000 in attorney’s fees and expenses. The impact of the settlement will be reflected in the Company’s second quarter financials. Rochester Medical has previously announced settlement agreements with all other defendants in the case.

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.